Exhibit 99.2
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Secure Computing Corporation
We have audited the accompanying consolidated balance sheets of Secure Computing Corporation and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Secure Computing Corporation and subsidiaries at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Secure Computing Corporation and subsidiaries internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 29, 2008, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 29, 2008

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Secure Computing Corporation
We have audited Secure Computing Corporation and subsidiaries internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Secure Computing Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Secure Computing Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Secure Computing Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, and our report dated February 29, 2008, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 29, 2008

SECURE COMPUTING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$12,084	$8,249
Restricted cash	507	457
Accounts receivable (net of reserves of 2007 - $642; 2006 - $1,427)	64,056	63,636
Inventory (net of reserves of 2007 - $371; 2006 - $472)	6,725	4,078
Other current assets	16,464	13,948

Total current assets	99,836	90,368
Property and equipment:
Computer equipment and software	29,866	22,605
Furniture and fixtures	3,028	2,897
Leasehold improvements	3,778	2,795

	36,672	28,297
Accumulated depreciation	(18,077)	(13,997)

Total property and equipment	18,595	14,300
Goodwill	528,264	533,659
Intangible assets (net of accumulated amortization of 2007 - $38,028; 2006 - $18,782)	61,494	78,388
Other assets	10,560	7,413

Total assets	$718,749	$724,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,567	$12,442
Accrued payroll	9,886	12,035
Accrued expenses	7,891	6,365
Acquisition reserves	1,012	1,418
Deferred revenue	98,751	86,612

Total current liabilities	130,107	118,872
Acquisition reserves, net of current portion	721	1,591
Deferred revenue, net of current portion	69,429	35,671
Deferred tax liability	8,729	7,672
Debt, net of fees	41,461	85,023
Other liabilities	1,359	—

Total liabilities	251,806	248,829

Convertible preferred stock, par value $.01 per share:
Authorized - 2,000,000 shares; issued and outstanding shares — 700,000 at December 31, 2007 and 2006	69,281	65,558
Stockholders’ equity
Common stock, par value $.01 per share:
Authorized - 100,000,000 shares; issued and outstanding shares — December 31, 2007 - 67,178,668 and December 31, 2006 — 65,008,509	673	651
Additional paid-in capital	564,108	538,616
Accumulated deficit	(166,028)	(127,249)
Accumulated other comprehensive loss	(1,091)	(2,277)

Total stockholders’ equity	397,662	409,741

Total liabilities and stockholders’ equity	$718,749	$724,128

See accompanying notes to the financial statements.

SECURE COMPUTING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31
	2007	2006	2005
Revenues:
Products	$127,042	$113,642	$79,339
Services	74,662	60,087	29,836
Other (See Note)	36,201	2,968	—

Total revenues	237,905	176,697	109,175
Cost of revenues:
Products	39,938	30,976	16,876
Services	16,317	11,681	5,173
Other (See Note)	5,889	639	—
Amortization of purchased intangibles	7,828	5,862	—

Total cost of revenues	69,972	49,158	22,049

Gross profit	167,933	127,539	87,126
Operating expenses:
Selling and marketing	120,048	84,505	42,309
Research and development	43,991	34,073	16,781
General and administrative	15,990	13,608	7,189
Amortization of purchased intangibles	10,858	10,626	496
Litigation settlement	—	2,500	—

Total operating expenses	190,887	145,312	66,775

Operating (loss)/income	(22,954)	(17,773)	20,351
Other (expense)/income	(6,800)	(120)	1,631

(Loss)/income before taxes	(29,754)	(17,893)	21,982
Income tax expense	(5,302)	(9,505)	(608)

Net (loss)/income	$(35,056)	$(27,398)	$21,374
Preferred stock accretion	(3,723)	(3,550)	—
Charge from beneficial conversion of preferred stock	—	(12,603)	—

Net (loss)/income applicable to common shareholders	$(38,779)	$(43,551)	$21,374

Basic (loss)/earnings per share	$(0.59)	$(0.76)	$0.59

Weighted average shares outstanding — Basic	66,063	57,010	36,338

Diluted (loss)/earnings per share	$(0.59)	$(0.76)	$0.57

Weighted average shares outstanding — Diluted	66,063	57,010	37,709

NOTE:	For certain multiple-element arrangements we are unable to establish vendor specific objective evidence (VSOE) of fair value for the undelivered bundled elements and therefore are unable to allocate the value of the arrangement between Products and Services Revenue and have reported these revenues and corresponding cost of revenues as ‘Other’.
See accompanying notes to the financial statements.

SECURE COMPUTING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

							Accumulated
	Preferred Stock		Common Stock		Additional		Other	Total
		Par		Par	Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Shares	Value	Capital	Deficit	Loss	Equity
BALANCE, December 31, 2004	—	$—	35,797,695	$358	$197,244	$(105,072)	$(704)	$91,826
Comprehensive income:
Net income for the year	—	—	—	—	—	21,374	—	21,374
Foreign currency translation adjustment	—	—	—	—	—	—	(61)	(61)
Unrealized gain on investments	—	—	—	—	—	—	6	6
Total comprehensive income								21,319
Exercise of employee stock options	—	—	1,059,050	10	7,364	—	—	7,374
Employee stock purchase plan activity	—	—	164,344	2	1,362	—	—	1,364

BALANCE, December 31, 2005	—	$—	37,021,089	$370	$205,970	$(83,698)	$(759)	$121,883
Comprehensive loss:
Net loss for the year	—	—	—	—	—	(27,398)	—	(27,398)
Foreign currency translation adjustment	—	—	—	—	—	—	(1,539)	(1,539)
Unrealized gain on investments	—	—	—	—	—	—	2	2
Unrealized gain on interest rate cap	—	—	—	—	—	—	19	19

Total comprehensive loss								(28,916)
Exercise of employee stock options	—	—	1,418,544	15	6,380	—	—	6,395
Employee stock purchase plan activity	—	—	278,706	3	1,746	—	—	1,749
Share-based compensation expense	—	—	—	—	10,556	—	—	10,556
Issuance of shares for CyberGuard acquisition	—	—	16,290,170	163	188,313	—	—	188,476
Fair value of CyberGuard options assumed in acquisition	—	—	—	—	29,326	—	—	29,326
Beneficial conversion charge for preferred stock	—	—	—	—	12,603	(12,603)	—	—
Preferred stock accretion	—	—	—	—	—	(3,550)	—	(3,550)
Issuance of warrants, net of fees	—	—	—	—	7,937	—	—	7,937
Issuance of shares for CipherTrust acquisition	—	—	10,000,000	100	68,000	—	—	68,100
Fair value of CipherTrust options assumed in acquisition	—	—	—	—	7,785	—	—	7,785

BALANCE, December 31, 2006	—	$—	65,008,509	$651	$538,616	$(127,249)	$(2,277)	$409,741
Comprehensive loss:
Net loss for the year	—	—	—	—	—	(35,056)	—	(35,056)
Foreign currency translation adjustment	—	—	—	—	—	—	1,205	1,205
Unrealized gain on interest rate cap	—	—	—	—	—	—	(19)	(19)

Total comprehensive loss								(33,870)
Exercise of employee stock options	—	—	1,537,635	15	7,551	—	—	7,566
Vesting of restricted stock	—	—	304,969	2	—	—	—	2
Employee stock purchase plan activity	—	—	413,885	5	2,591	—	—	2,596
Share-based compensation expense	—	—	—	—	16,105	—	—	16,105
Preferred stock accretion	—	—	—	—	—	(3,723)	—	(3,723)
Treasury shares held for sale	—	—	(86,330)	—	(755)	—	—	(755)

BALANCE, December 31, 2007	—	$—	67,178,668	$673	$564,108	$(166,028)	$(1,091)	$397,662

See accompanying notes to the financial statements.

SECURE COMPUTING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31
	2007	2006	2005
Cash flows from operating activities:
Net (loss)/income	$(35,056)	$(27,398)	$21,374
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	7,513	4,554	2,214
Amortization of intangible assets	19,446	17,011	881
Loss on disposals of property and equipment and intangible assets	282	999	486
Amortization of debt fees	438	155	—
Deferred income taxes	3,201	8,486	—
Share-based compensation	15,998	10,556	—
Changes in operating assets and liabilities, excluding affects of acquisitions:
Accounts receivable	(20)	(12,112)	(9,532)
Inventories	(2,647)	161	621
Other operating assets	(3,575)	(990)	619
Accounts payable	652	5,299	419
Accrued payroll	(2,147)	3,076	630
Accrued expenses	3,021	(4,263)	845
Acquisition reserves	(1,069)	(14,296)	(619)
Deferred revenue	45,917	43,933	9,616

Net cash provided by operating activities	51,954	35,171	27,554

Cash flows from investing activities:
Purchase of property and equipment, net	(12,033)	(11,841)	(2,496)
Increase in intangibles and other assets, net	(2,559)	(833)	(4,867)
(Purchases)/maturities of investments, net	(17)	31,028	(16,728)
Cash paid for business acquisitions, net of cash acquired	—	(256,743)	—

Net cash used in investing activities	(14,609)	(238,389)	(24,091)

Cash flows from financing activities:
Repayments of term and revolving debt	(44,000)	(10,500)	—
Proceeds from term debt, net of fees	—	86,868	—
Proceeds from the issuance of common stock	9,409	8,144	8,738
Proceeds from revolving debt	—	8,500	—
Proceeds from issuance of preferred stock and warrant, net of fees	—	69,945	—

Net cash (used in)/provided by financing activities	(34,591)	162,957	8,738

Effect of exchange rates	1,081	(1,529)	(61)

Net increase/(decrease) in cash and cash equivalents	3,835	(41,790)	12,140
Cash and cash equivalents, beginning of year	8,249	50,039	37,899

Cash and cash equivalents, end of year	$12,084	$8,249	$50,039

Supplemental cash flow disclosures:
Interest paid	$6,276	$2,711	—
Common stock issued for purchase of CyberGuard Corporation	—	$188,476	—
Common stock issued for purchase of CipherTrust, Inc.	—	$68,100	—
See accompanying notes to the financial statements.

SECURE COMPUTING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies
Organization
     Secure Computing Corporation is a global leader in enterprise gateway security. Founded in 1989, we have been securing the connections between people and information for nearly 20 years. We use our broad expertise in security technology to develop enterprise gateway security solutions that allow organizations to exchange critical information safely with their customers, partners and employees using trusted connections. Specializing in delivering enterprise-class solutions that secure Web, email, and network connectivity, we are proud to be the global security solutions provider to some of the most mission-critical network environments in the world.
Basis of Consolidation
     The consolidated financial statements include the accounts of Secure Computing and our wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue Recognition
     We derive our revenue primarily from two sources: (i) sales of products, including hardware, subscriptions, software licenses, and royalties and (ii) sales of services, including maintenance arrangements to provide upgrades and customer support, professional services, and contracted development work. We recognize revenue in accordance with Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as modified by SOP 98-9. Revenue from products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collection is probable. Subscription-based contracts are generally for 12, 24 or 36 months in duration. Subscription revenue along with maintenance revenue for providing product upgrades and customer support are deferred and recognized ratably over the service period beginning with the month the subscription or service begins.
     When arrangements contain multiple elements and vendor specific objective evidence (VSOE) of fair value exists for all undelivered elements, we recognize revenue for the delivered elements using the residual method. For arrangements containing multiple elements where VSOE of fair value does not exist for all undelivered elements, we defer revenue for the delivered and undelivered elements and then recognize revenue on all elements over the service period. In instances where an entire arrangement is deferred due to lack of VSOE of fair value on an undelivered element, the revenue recognized over the service period is identified as other revenue on the consolidated statements of operations because we are unable to allocate the value of the arrangement between products and services revenue. We also identify costs (primarily hardware component costs) that are directly associated with product revenues that have been deferred due to lack of VSOE of fair value on an undelivered element. We defer these costs at the time of shipment and recognize them as cost of sales in proportion to the product revenue as it is recognized over the service period. These costs are identified as other cost of revenues on the consolidated statement of operations.
     We sell our products either directly to an end-user, or indirectly through our channel of resellers and distributors (our channel partners). When selling through our channel we require our channel partners to provide evidence of end-user sell-through. If we are unable to obtain end-user sell-through evidence at the time we fulfill the order from a channel partner, we do not recognize revenue until the channel partner supplies end-user sell-through information, the product has been shipped, and all other criteria of SOP 97-2 have been met, with the exception of sales to our distributors who stock our SnapGear product line. We recognize revenue, net of estimated returns, upon shipment of our SnapGear product line as we have sufficient return history to establish a reserve and we are not able to receive end-user evidence due to the high-volume sales of this low-price point product.
Cash and Cash Equivalents
     We consider investments in instruments purchased with an original maturity of 90 days or less at the date of acquisition, to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.
Derivative Instrument
     In September 2006, we entered into an interest rate cap agreement which is required to be accounted for under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133

establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. Our interest rate cap agreement applies to (b), referred to as a cash flow hedge. For a derivative that is designated as a cash flow hedge the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income or loss (see “Comprehensive Loss” below) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is immediately recognized in income.
Accounts Receivable
     Accounts receivable are initially recorded at fair value upon the sale of products or services to our customers. We make estimates regarding the collectibility of our accounts receivables which we use to record a provision for doubtful accounts. When we evaluate the adequacy of our allowance for doubtful accounts, we consider multiple factors including historical write-off experience, the need for specific customer reserves, the aging of our receivables, customer creditworthiness, changes in our customer payment cycles, and current economic trends. The provision for doubtful accounts is included in selling and marketing expense on the consolidated statement of operations. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
Equity Investments
     We have an equity investment in a privately held company for business and strategic purposes. This investment is included in other assets on our consolidated balance sheets and is accounted for under the cost method as we do not have significant influence over the investee. Under the cost method, the investment is recorded at its initial cost and is periodically reviewed for impairment. Each quarter we assess our compliance with accounting guidance, including the provisions of Financial Accounting Standards Board Interpretation No. (FIN) 46R, “Consolidation of Variable Interest Entities—An Interpretation of ARB No. 51”, and any impairment issues. Under FIN 46R, we must consolidate a variable interest entity if we have a variable interest (or combination of variable interests) in the entity that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. Currently, our equity investment is not subject to consolidation under FIN 46R as we do not have significant influence over this investee and we do not receive a majority of the losses or returns. During our review for impairment, we examine the investees’ actual and forecasted operating results, financial position, and liquidity, as well as business/industry factors in assessing whether a decline in value of an equity investment has occurred that is other-than-temporary. When such a decline in value is identified, the fair value of the equity investment is estimated based on the preceding factors and an impairment loss is recognized in interest and other (expense)/income in the consolidated statements of operations. During the years ended December 31, 2007 and 2006, we did not recognize an impairment loss on our equity investment.
Inventories
     Inventories consist mainly of purchased components and prepaid licenses and are valued at the lower of cost or market using the first-in, first-out (FIFO) method.
Property and Equipment
     Property and equipment are carried at cost. Depreciation is calculated using the straight-line method. Estimated useful lives are 2 years for customer evaluation units, 3 years for computer equipment and software, and 7 years for furniture and fixtures. Leasehold improvements are depreciated over the lesser of the useful life of the asset or the term of the lease.
Financial Instruments
     Carrying amounts of financial instruments held by us, which include cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short-term nature. In the case of our long-term debt, the carrying value of the debt approximates its fair value due to the fact that it is variable-rate debt that reprices frequently. In addition, our credit standing has not changed significantly.
Other Current Assets and Other Assets
     Other current assets are carried at cost and consist of unbilled receivables, a derivative instrument, deferred cost of goods sold and prepaid expenses for items such as directors and officers’ liability insurance, trade shows, royalties, inventory components and foreign taxes to be either expensed or collected within 12 months. Other assets are carried at cost and include a strategic equity investment (see Note 16), rent deposits, and deferred cost of goods sold to be collected or expensed after 12 months.

Income Taxes
     We account for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS No. 109 requires the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.
     We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109” on January 1, 2007. FIN 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. At the adoption date, January 1, 2007, we did not have a material liability under FIN 48 for unrecognized tax benefits. As a result of the implementation of FIN 48 we have recognized a liability for unrecognized income tax benefits as of December 31, 2007. Due to an offsetting release in valuation allowance on net operating losses (NOL), the liability had minimal impact on our effective tax rate. Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.
     Our company, along with our subsidiaries, is subject to U.S. Federal income tax as well as income tax of multiple state jurisdictions. Generally, tax years from 2004 through the present remain open under the statute of limitations. However, due to net operating loss carryforwards from prior periods, the Internal Revenue Service (IRS) could potentially review the losses generated back to 1989. We are subject to income tax in several foreign jurisdictions which have open tax years varying by jurisdiction back to 2001. We do not expect the amount of unrecognized tax benefits to significantly change within the next 12 months.
Goodwill and Other Intangible Assets
     Intangible assets consist of patents, trademarks, capitalized software development costs, purchased customer lists, purchased tradenames, capitalized developed technology and goodwill, all of which are recorded at cost. Patents, trademarks, tradenames, and capitalized developed technology are amortized using the straight-line method over the estimated useful lives of the assets, which range up to 17 years. Customer lists are amortized on an accelerated basis based on an attrition rate driven by the estimated revenue stream from acquired customers over a five year period. See accounting policy of capitalized software development costs below under Research and Development.
     Goodwill is not amortized, but is tested for impairment at the reporting unit level at least annually. If impairment is indicated, a write-down is recorded as an impairment loss in income from operations. An impairment charge is recognized only when the calculated fair value of a reporting unit, including goodwill, is less than its carrying amount. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we completed the required annual impairment tests of goodwill during the fourth quarter of 2007 and 2006 and determined the fair value to be in excess of the carrying value of these assets. Therefore, goodwill was not impaired and no impairment charge was reported.
Long-Lived Assets
     We review our long-lived assets and identified finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, except for goodwill as noted above. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no such impairments during the periods presented.
Accrued Expenses
     At December 31, 2007 and 2006, accrued expenses consisted of costs related to professional fees, royalties, foreign taxes, severance and accrued marketing development funds.
Leases and Deferred Rent
     We lease all of our office space. Leases are accounted for under the provisions of SFAS No. 13, “Accounting for Leases,” as amended, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. As of December 31, 2007, all of our leases were accounted for as operating leases. For leases that contain rent escalations, we record the total rent payable during the lease term, as determined above, on a straight-line basis over the term of the lease and record the difference between the rents paid and the straight-line rent as a deferred rent.

Concentrations of Credit Risk
     Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. We perform ongoing credit evaluations of our customers, generally require customers to prepay for maintenance and maintain reserves for potential losses. Our customer base is primarily composed of businesses throughout the U.S., Europe, the Middle East, Japan, China, the Pacific Rim, and Latin America.
Interest Rate Risk
     We have market risk exposure to changing interest rates primarily as a result of our borrowing activities. Our objective in managing our exposure to changes in interest rates is to reduce fluctuations in earnings and cash flows. To achieve these objectives, we use a derivative instrument, such as our interest rate cap agreement (see Note 6), to manage risk exposures when appropriate, based on market conditions. We do not enter into derivative agreements for trading or other speculative purposes, nor are we a party to any leveraged derivative instrument.
Foreign Currency Translation and Transactions
     Foreign assets and liabilities were translated using the exchange rates in effect at the balance sheet date. Results of operations were translated using average exchange rates throughout the year. Translation gains or losses have been reported in other comprehensive (loss)/income as a component of stockholders’ equity. Cumulative foreign currency translation loss balances were $1.1 million and $2.3 million at December 31, 2007 and 2006, respectively. Any gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations and are not significant during the periods presented.
Comprehensive (Loss)/Income
     The components of our comprehensive (loss)/income are net (loss)/income, foreign currency translation adjustments, and the change in fair market values of our investments and interest rate hedge. Comprehensive (loss)/income for all periods presented is included in our consolidated statements of stockholders’ equity.
Selling and Marketing
     Selling and marketing expenses consist primarily of salaries, commissions, share-based compensation and benefits related to personnel engaged in selling and marketing functions, along with costs related to advertising, promotions, and public relations. Our customer support function, which provides support, training and installation services, is also responsible for supporting our sales representatives and sales engineers throughout the sales cycle by providing them and our prospective customers with technical assistance and, as such, a portion of these costs are included as selling and marketing expense.
Research and Development
     Research and development expenditures are charged to operations as incurred. SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,” requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on our product development process, technological feasibility is established upon completion of a working model. Costs that we incur between completion of the working model and the point at which the product is generally available for sale are capitalized and amortized over their estimated useful life of three years.
Share-Based Compensation
     Prior to January 1, 2006, we accounted for share-based employee compensation plans under the measurement and recognition provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, we recorded no share-based employee compensation expense for options granted under our current stock option plans during the year ended December 31, 2005 as all options granted under those plans had exercise prices equal to the fair market value of our common stock on the date of grant. We also recorded no compensation expense in those periods in connection with our Employee Stock Purchase Plan (ESPP) as the purchase price of the stock was not less than 85% of the lower of the fair market value of our common stock at the beginning of each offering period or at the end of each purchase period. In accordance with SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” we provided pro forma net income and net income per share disclosures for each period prior to the adoption of SFAS No. 123(R), “Share-Based Payment,” as if we had applied the fair value-based method in measuring compensation expense for our share-based compensation plans.
     Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective transition method. Under that transition method, we recognized compensation expense for share-based payments that vested during 2006 using the following valuation methods: (a) for share-based payments granted prior to, but not yet vested as of, January 1, 2006, the grant date fair value was estimated in accordance with the original provisions of SFAS No. 123, and (b) for share-based payments granted on or after January 1, 2006, the grant date fair value was estimated in accordance with the provisions of SFAS No. 123(R). Because we elected to use the modified prospective transition method, results for prior periods have not been restated. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment,” which provides supplemental implementation guidance for SFAS No. 123(R). We have applied the provisions of SAB No. 107 in our adoption of SFAS No. 123(R). See Note 10 for information on the impact of our adoption of SFAS No. 123(R) and the assumptions we use to calculate the fair value of share-based compensation.
Net (Loss)/Income Per Share
     In accordance with SFAS No. 128, “Earnings Per Share,” basic net (loss)/income per share is computed by dividing net (loss)/income applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income by the combination of dilutive common share equivalents, which consist of stock options, and the weighted average number of common shares outstanding.
Recently Issued Accounting Standards
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS No. 157 is intended to increase consistency and comparability among fair value estimates used in financial reporting. As such, SFAS No. 157 applies to all other accounting pronouncements that require (or permit) fair value measurements, except for the measurement of share-based payments. SFAS No. 157 does not apply to accounting standards that require (or permit) measurements that are similar to, but not intended to represent, fair value. Fair value, as defined in SFAS No. 157, is the price to sell an asset or transfer a liability and therefore represents an exit price, not an entry price. The exit price is the price in the principal market in which the reporting entity would transact. Further, that price is not adjusted for transaction costs. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 will be applied prospectively as of the beginning of the fiscal year in which it is initially applied. We are currently assessing the impact of adoption of SFAS No. 157.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We do not anticipate a material impact upon adoption of SFAS No. 159.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, in-process research and development and certain acquired contingencies. SFAS No. 141(R) requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. In addition, under SFAS No. 141(R), changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. Following the adoption of SFAS No. 141(R) any change in an acquisition-related valuation allowance will be reversed to income tax expense rather than goodwill. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. This standard will change our accounting treatment for business combinations on a prospective basis, when adopted.
2. Acquisition of CipherTrust
     On August 31, 2006, we acquired 100% of the outstanding common shares of CipherTrust, Inc., a privately-held company. CipherTrust’s products provide innovative layered security solutions to stop inbound messaging threats such as spam, viruses, intrusions and phishing, and protect against outbound policy and compliance violations associated with sensitive data leakage. CipherTrust’s product line includes IronMail, powered by TrustedSource, IronIM, IronMail Edge, IronNet, and RADAR. As a result of the acquisition we have positioned ourselves as a leader in the Mail Gateway Security market. In addition to protecting corporate network infrastructures, our combined solutions address the fast-growing Web and Mail Gateway Security needs.
     The aggregate purchase price was $270.1 million consisting primarily of $188.1 million in cash, the issuance of 10.0 million shares of common stock valued at $68.1 million, the conversion of outstanding CipherTrust stock options into options to purchase 2.5 million shares of our common stock with a fair value of $7.8 million, and direct costs of the acquisition of $6.1 million. The value of the common shares issued was determined based on the average market price of our common shares over the period including two days before and two days after the date that the terms of the acquisition were agreed to and announced. We financed $90.0 million of the CipherTrust acquisition through debt financing obtained from a syndicate of banks led by Citigroup and UBS Investment Bank. See Note 6 for details on the debt financing.
     The acquisition was accounted for under the purchase method of accounting, and accordingly, the assets and liabilities acquired were recorded at their estimated fair values at the effective date of the acquisition and the results of operations have been included in the consolidated statements of operations since the acquisition date. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite lived trademarks recorded as a result of the acquisition will be subject to an annual impairment test and will not be amortized.
     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

As of
August 31, 2006
Cash paid, net of cash acquired	$(187,647)
Current assets	11,863
Property and equipment	1,429
Other long-term assets and indefinite lived assets	8,153
Goodwill	232,489
Intangible assets subject to amortization:
Customer relationships (60 month useful life)	14,298
Developed technology (48 month useful life)	22,303

36,601

Total assets acquired	102,888
Current liabilities	6,308
Acquisition reserve	7,345
Revenue deferred from ongoing contractual obligations at fair value	10,687
Deferred tax liability — long-term	2,663

Fair value of assets and liabilities assumed and accrued, net	$75,885

     We accrued $7.3 million in acquisition related expenses, which included legal and accounting fees, bankers’ fees, severance costs and other related costs, of which $18,500 remains as an accrual as of December 31, 2007.
     The following table presents our consolidated results of operations on an unaudited pro forma basis as if the acquisitions had taken place at the beginning of the periods presented (in thousands, except per share amounts):

	As of December 31,
	2006	2005
Total revenues	$211,746	$154,591
Net loss applicable to common shareholders	$(62,900)	$(6,732)
Basic and diluted loss per share	$(0.99)	$(0.15)
     The unaudited pro forma data gives effect to actual operating results prior to the acquisitions, and adjustments to reflect interest income foregone, increased intangible amortization, and interest expense for debt assumed. No effect has been given to cost reductions or operating synergies in this presentation. As a result, the unaudited pro forma results of operations are for comparative purposes only and are not necessarily indicative of the results that would have been obtained if the acquisition had occurred as of the beginning of the periods presented or that may occur in the future.
3. Acquisition of CyberGuard
     On January 12, 2006, we acquired 100% of the outstanding common shares of CyberGuard Corporation. CyberGuard provided network security solutions designed to protect enterprises that use the Internet for electronic commerce and secure communication. CyberGuard’s products included firewall, Virtual Private Network (VPN), secure content management and security management technologies. This acquisition strengthened our position as one of the market leaders in network gateway security and strengthens our position in the web gateway security space. Additionally, we now have a larger presence in the Global 5000 enterprise markets as well as the U.S. federal government.
     The aggregate purchase price was $310.7 million consisting of the issuance of 16.3 million shares of common stock valued at $188.5 million, $2.73 in cash issued for each outstanding share of CyberGuard common stock valued at $88.9 million, the conversion of outstanding CyberGuard stock options into options to purchase 3.0 million shares of our common stock with a value of $29.3 million and direct costs of the acquisition of $4.0 million. The value of the common shares issued was determined based on the average market price of our common shares over the period including two days before and two days after the date that the terms of the acquisition were agreed to and announced. We financed $70.0 million of the CyberGuard acquisition through the issuance of preferred equity securities. See Note 7 for details on the equity financing.
     The acquisition was accounted for under the purchase method of accounting, and accordingly, the assets and liabilities acquired were recorded at their estimated fair values at the effective date of the acquisition and the results of operations have been included in the consolidated statements of operations since the acquisition date. In accordance with SFAS No. 142, goodwill and indefinite lived trademarks recorded as a result of the acquisition will be subject to an annual impairment test and will not be amortized.
     The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

As of
January 12, 2006
Cash paid, net of cash acquired	$(69,096)
Current assets	18,067
Property and equipment	2,090
Other long-term assets and indefinite lived assets	10,570
Goodwill	267,915
Intangible assets subject to amortization:
Customer relationships (60 month useful life)	28,610
Tradenames (6 month useful life)	390
Tradenames (12 month useful life)	290
Acquired developed technology (12 month useful life)	2,080
Acquired developed technology (36 month useful life)	1,160
Acquired developed technology (48 month useful life)	6,930

Total intangible assets subject to amortization	39,460

Total assets acquired	269,006
Current liabilities	9,325
Acquisition reserve	9,283
Revenue deferred from ongoing contractual obligations at fair value	28,579
Deferred tax liability — long-term	4,017

Fair value of assets and liabilities assumed and accrued, net	$217,802

     We accrued $9.3 million in acquisition related expenses, which included legal and accounting fees, excess capacity costs, directors and officers insurance policy premium, bankers’ fees, severance costs and other costs of which $1.5 million remains as an accrual as of December 31, 2007.
     The following table presents our consolidated results of operations on an unaudited pro forma basis as if the acquisitions had taken place at the beginning of the periods presented (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005
Total revenues	$178,474	$167,775
Net (loss)/income	$(27,377)	$7,850
Net (loss)/income applicable to common shareholders	$(30,927)	$4,197
Basic (loss)/earnings per share	$(0.54)	$0.08
Diluted (loss)/earnings per share	$(0.54)	$0.15
     The unaudited pro forma data gives effect to actual operating results prior to the acquisitions, and adjustments to reflect interest income foregone, increased intangible amortization and income taxes. No effect has been given to cost reductions or operating synergies in this presentation. As a result, the unaudited pro forma results of operations are for comparative purposes only and are not necessarily indicative of the results that would have been obtained if the acquisition had occurred as of the beginning of the periods presented or that may occur in the future.

4. Restricted Cash
     Our restricted cash balances were as follows (in thousands):

	As of December 31,
	2007	2006
Money market funds	$44	$42
Certificates of deposit	227	218
Cash	236	197

Total restricted cash	$507	$457

     We have restricted cash pledged in the form of certificates of deposit and money market funds against our letters of credit of $205,000 and $40,000, at December 31, 2007 and 2006, respectively.
5. Goodwill and Other Intangible Assets
     The changes in goodwill during 2007 and 2006 were as follows (in thousands):

Balance as of December 31, 2005	$39,230
Addition due to CyberGuard acquisition	268,314
Addition due to CipherTrust acquisition	233,857
Recognition of acquired deferred tax assets	(7,742)

Balance as of December 31, 2006	$533,659
Finalization of purchase price allocation and reserves of CyberGuard	(429)
Finalization of purchase price allocation of CipherTrust	(1,369)
Recognition of acquired deferred tax assets	(3,337)
Other	(260)

Balance as of December 31, 2007	$528,264

     As of December 31, 2007, indefinite lived tradenames related to the CipherTrust and CyberGuard acquisitions were $6.9 million and $10.5 million, respectively.
     Identified intangible assets subject to amortization are as follows (in thousands):

	As of December 31, 2007			As of December 31, 2006
	Carrying	Accumulated		Carrying	Accumulated
	Value	Amortization	Net	Value	Amortization	Net
Customer lists	$44,049	$(21,644)	$22,405	$44,049	$(10,795)	$33,254
Capitalized developed technology	32,515	(13,732)	18,783	31,657	(5,904)	25,753
Patents and trademarks	2,397	(742)	1,655	1,665	(502)	1,163
Capitalized software development costs	1,715	(459)	1,256	953	(250)	703
Tradenames	680	(680)	—	680	(671)	9
Control lists	771	(771)	—	771	(660)	111

Total	$82,127	$(38,028)	$44,099	$79,775	$(18,782)	$60,993

     Total amortization expense was $19.4 million, $17.0 million, and $881,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Of the total amortization expense, $400,000, $187,000, and $156,000 pertained to capitalized software development costs for the years ended December 31, 2007, 2006, and 2005, respectively. Estimated amortization expense for each of the five succeeding fiscal years based on current intangible assets is expected to be $17.1 million, $14.9 million, $9.5 million, $1.4 million, and $62,000 respectively.
6. Debt
     Debt consisted of the following at the dates indicated (in thousands):

	As of December 31,
	2007	2006
Secured term loan due August 31, 2013	$44,000	$88,000
Deferred financing fees, amortized through August 31, 2013	(2,539)	(2,977)

Total debt, net of fees	$41,461	$85,023

     We had no outstanding amounts on either the revolving credit facility or the swingline loan sub-facility as of December 31, 2007 and 2006.
Senior Secured Credit Facility
     On August 31, 2006, we entered into a senior secured credit facility with a syndicate of banks led by Citigroup and UBS Investment Bank. The credit facility provides for a $90.0 million term loan facility, a $20.0 million revolving credit facility, and a swingline loan sub-facility. The proceeds from this transaction were used to finance a portion of the CipherTrust acquisition as noted in Note 2 above. The term loan matures on August 31, 2013 and requires 27 scheduled minimum quarterly installments of $225,000 beginning in December 2006 with a final payment of $83.9 million due at maturity. However, we have been making accelerated payments on the debt with excess cash from operations. Interest is payable quarterly on the term loan at the London Interbank Offered Rate (“LIBOR”) +3.00%. The interest rate on the term loan may be adjusted quarterly based on our Leverage Ratio and range from LIBOR +3.25% to LIBOR +3.00%. The interest rate in effect as of December 31, 2007 was 7.95%. Including amortization of deferred financing fees, we incurred $6.6 million and $2.9 million of interest expense in 2007 and 2006, respectively. Our future payment obligations under this term loan are as follows (in thousands):

		Payments Due by Period
		Less Than	One to	Three to	After Five
	Total	One Year	Three Years	Five Years	Years
Principal payments	$44,000	$—	$—	$—	$44,000
Interest payments	20,109	3,555	7,092	7,101	2,361

Total	$64,109	$3,555	$7,092	$7,101	$46,361

     The revolving credit facility matures on August 31, 2012 with interest payable quarterly at LIBOR + 2.75%. The interest rate on the revolving credit facility may be adjusted quarterly based on our Leverage Ratio and range from LIBOR +3.25% to LIBOR +2.75%. The revolving credit facility also requires that we pay an annual commitment fee of .375%. The annual commitment fee, based on our Leverage Ratio and ranging from .5% to .375%, is payable quarterly in arrears. The Leverage Ratio is defined as the ratio of (a) consolidated indebtedness to (b) consolidated adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and other adjustments as defined in the agreement). The Leverage Ratio will be calculated quarterly on a pro forma basis that includes the four preceding quarters. The initial Leverage Ratio calculation will be as of December 31, 2006 and cannot exceed the following thresholds over the term of the loan: August 31, 2006 through December 31, 2006 — 4.75 to 1.00; First six months of Fiscal 2007—4.00 to 1.00; Last six months of Fiscal 2007—3.50 to 1.00; Fiscal 2008—2.50 to 1.0; Fiscal 2009—2.25 to 1.00; Fiscal 2010 through maturity—2.00 to 1.00.
     The obligations under the senior secured credit facility are guaranteed by us and are secured by a perfected security interest in substantially all of our assets. Financing fees incurred in connection with the credit facility were deferred and are included as a reduction to our long-term debt. These fees are being amortized to interest expense over the term of the term loan using the effective interest rate method.
Debt Covenants
     The credit facility agreement contains various covenants including limitations on additional indebtedness, restricted payments, the incurrence of liens, transactions with affiliates and sales of assets. In addition, the credit facility requires us to comply with certain quarterly financial covenants, including maintaining leverage and interest coverage ratios and capital expenditure limitations. We are in compliance with all covenants as of December 31, 2007.
Derivative Instrument
     We entered into a 3-month LIBOR interest rate cap agreement to cap the interest rate at 5.5% on $60.0 million, or approximately 67% of the aggregate term loan on September 30, 2006. The notional amount of the agreement has been decreasing $10.0 million each quarter which started March 30, 2007. As of December 31, 2007, the notional amount of the agreement is $20.0 million, or approximately 45% of the aggregate term loan balance. The agreement terminates on June 30, 2008. The interest rate cap agreement is designated as a cash flow hedge and is reflected at fair value in our consolidated balance sheet. The related gains or losses on this contract are reflected in stockholders’ equity as a component of other comprehensive (loss)/income. However, to the extent that this contract is not considered to be perfectly effective in offsetting the change in the value of the item being hedged, any change in fair value relating to the ineffective portion of this contract will be immediately recognized in income. The unrealized gain on the interest rate cap agreement is $13 and $19,000 as of December 31, 2007 and 2006, respectively.
7. Equity Financing
     On January 12, 2006, we received from Warburg Pincus Private Equity IX, L.P., a global private equity fund, $70.0 million in gross proceeds from the issuance of 700,000 of Series A Convertible Preferred Stock (the preferred stock), a warrant to acquire

1.0 million shares of our common stock and election of a member to our Board of Directors. Based on the quoted market price of $14.40 on January 12, 2006 and the fair value of the warrant as determined using the Black-Scholes model, we valued the preferred stock at $62.0 million and the warrant at $8.0 million. The proceeds from this transaction were used to finance most of the cash portion of the CyberGuard acquisition as noted in Note 3 above.
     On August 31, 2006, the conversion price for the preferred stock was adjusted from the original price of $13.51 to $12.75 per share in accordance with an anti-dilution adjustment triggered by the CipherTrust acquisition. Holders of our preferred stock will be entitled to receive benefits not available to holders of our common stock. These benefits include, but are not limited to, the following: beginning in July 2010, shares of preferred stock will be entitled to receive semi-annual dividends, which may be paid in cash or added to the preferred stock liquidation preference equal to 5% of the preferred stock liquidation preference per year and each share of preferred stock has an initial liquidation preference of $100 which accretes daily at an annual rate of 5%, compounded semi-annually, until July 2010.
     On August 31, 2006, the exercise price for the warrant was adjusted from the original price of $14.74 to $13.85 per share also in accordance with an anti-dilution adjustment triggered by the CipherTrust acquisition. The warrant expires on January 12, 2013. When the market price of our common stock is above their exercise price, the warrant becomes dilutive and 1.0 million shares are immediately included in the computation of diluted earnings per share as if the warrant is exercised using the treasury stock method.
     The preferred stock was initially recorded at $62.0 million, which is a discount of $8.0 million from its initial liquidation value of $70.0 million due to the fair value of warrants on the effective date. The liquidation value of the preferred stock accretes daily at an annual rate of 5%, compounded semi-annually. This accretion is recorded as a reduction of earnings attributable to common shareholders ratably for a period of 54 months after date of issuance.
     The preferred stock is considered to be contingently redeemable shares and is classified as temporary equity on our consolidated balance sheets as the change in control of our company is uncertain and because there is a cash feature related to the settlement of the preferred stock upon change of control.
     We incurred a beneficial conversion charge of $12.6 million, which was recorded as a reduction in earnings attributable to common shareholders in 2006, upon the issuance of the preferred stock since the effective conversion price, after adjusting for the value of the warrants, was less than market price on January 12, 2006, the date of issuance. However, in August 2005 when the terms of the preferred stock issuance to Warburg Pincus in the Securities Purchase Agreement were negotiated, the average market price of the common stock was, in fact, less than the conversion price. As of December 31, 2007 and 2006, none of the preferred stock had been converted.
8. Letters of Credit
     As of December 31, 2007, we have three letter of credit agreements totaling $245,000. One letter of credit for $205,000 as of December 31, 2007 and 2006 is with a bank to secure rental space for our San Jose, CA office and terminates March 31, 2008. Two remaining letters of credit totaling $40,000 as of December 31, 2007 and 2006 are to secure business with an international customer, which expire May and August 2008.
9. Leases
     We lease office space for all of our locations. Renewal options exist for our Concord, CA, and St. Paul, MN offices. Future lease payments for all operating leases, excluding executory costs such as management and maintenance fees and property tax, are as follows (in thousands):

	Future Lease		Net Future Lease
	Obligations	Sublease	Obligations
2008	$6,491	$(585)	$5,906
2009	6,311	(512)	5,799
2010	5,047	(195)	4,852
2011	4,917	—	4,917
2012	4,440	—	4,440
Thereafter	15,379	—	15,379

Total	$42,585	$(1,292)	$41,293

     Rent expense including executory costs, net of sublease income was $6.6 million, $5.4 million, and $3.9 million for the years ended December 31, 2007, 2006, and 2005, respectively.

10. Share-Based Compensation
Description of Plans
     2002 Stock Incentive Plan
     Under our 2002 Stock Incentive Plan (2002 Plan), we are permitted to grant incentive and non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights and other similar types of stock awards, such as phantom stock rights, to our employees and non-employee directors. There were a total of 8.5 million shares authorized under the 2002 Plan at December 31, 2007. All options granted under the 2002 Plan through December 31, 2007 have exercise prices equal to the fair market value of our stock on the date of grant. Options granted under the 2002 Plan have ten-year terms and typically vest 25% after the first year and then monthly over the following three years. All awards granted to non-employee directors vest 100% after the first year. Outstanding awards that were originally granted under several predecessor plans also remain in effect in accordance with their terms. Restricted stock awards vest 25% after the first year, then quarterly thereafter over the following three years, unless otherwise approved by the Compensation Committee.
     1995 Omnibus Stock Option Plan
     In September 1995, our Board of Directors and stockholders approved our 1995 Omnibus Stock Plan. The majority of options granted under this plan had ten year terms and vested either annually over three years, or fully vested at the end of three years. Beginning in 2003, all new stock options granted under this plan vest 25% after the first year and then monthly over the following three years. This plan expired in September 2005. As of December 31, 2007, there were 4.7 million options outstanding under this Plan, of which 184,969 were not yet vested.
     N2H2 Stock Option Plans
     In connection with our acquisition of N2H2 in October 2003, we assumed all of the outstanding N2H2 stock options under the 1997 Stock Option Plan, 1999 Stock Option Plan, 1999 Non-Employee Director Plan, 1999/2000 Transition Plan, the 2000 Stock Option Plan, and the Howard Philip Welt Plan, which were converted into options to purchase approximately 420,000 shares of our common stock. All stock options assumed were exercisable and vested. These options were assumed at prices between $1.55 and $258.63 per share, with a weighted average exercise price of $10.06 per share. The options granted under these plans, since the acquisition, have ten year terms and vest 25% after the first year and then monthly over the following three years.
     CyberGuard Stock Option Plans
     In connection with our acquisition of CyberGuard in January 2006, we assumed all of the outstanding CyberGuard stock options under the 1994 and 1998 Stock Option Plans which were converted into options to purchase 3,039,545 shares of our common stock. All outstanding stock options assumed were exercisable and vested. These options were assumed at prices between $1.56 and $15.07 per share, with a weighted average exercise price of $7.21 per share. The options granted under these plans, since the acquisition, have ten year terms and vest 25% after the first year and then monthly over the following three years.
     Secure Computing 2000 Stock Plan (formerly the CipherTrust 2000 Stock Option Plan)
     In connection with our acquisition of CipherTrust in August 2006, we assumed all of the outstanding CipherTrust stock options under the 2000 Stock Option Plan which were converted into 2,543,662 shares of our common stock. All outstanding stock options assumed were unvested and have seven-year terms. These options were assumed at prices between $0.01 and $6.19 per share, with a weighted average exercise price of $2.88 per share. The options granted under this plan, since the acquisition, have ten year terms and vest 25% after the first year and then monthly over the following three years.
     Employee Stock Purchase Plan
     We have an employee stock purchase plan (ESPP), which enables employees to contribute up to 10% of their compensation toward the purchase of our common stock at the end of the participation period at a purchase price equal to 85% of the lower of the fair market value of the common stock on the first or last day of the participation period. For the fourth quarter of 2006 and the first quarter of 2007, the Board of Directors and the Compensation Committee approved to increase the maximum contribution up to 20% of compensation. Common stock reserved for future employee purchases under the plan totals 175,649 shares at December 31, 2007. Common stock issued under the plan totaled approximately 413,885 in 2007, 278,706 in 2006, and 164,344 in 2005.
Impact of the Adoption of SFAS No. 123(R)
     See Note 1 for a description of our adoption of SFAS No. 123(R), on January 1, 2006. A summary of the share-based compensation expense that we recorded in accordance with SFAS No. 123(R) for the twelve months ended December 31, 2007 and

2006 for stock options, restricted stock awards and shares purchased under our ESPP is as follows (in thousands, except per share amounts):

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
Cost of product revenues	$322	$357
Cost of service revenues	812	567
Selling and marketing	9,085	5,260
Research and development	3,523	2,542
General and administrative	2,256	1,830

Increase of loss before income taxes	$15,998	$10,556

Effect on basic and diluted loss per share	$0.24	$0.19

     Prior to the adoption of SFAS No. 123(R), we presented all tax benefits for deductions resulting from the exercise of stock options as operating cash flows on our statement of cash flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense recorded for those options (excess tax benefits) to be classified as financing cash flows. There were no excess tax benefits for the years ended December 31, 2007 and 2006.
Determining Fair Value
     We estimate the fair value of stock options granted using the Black-Scholes option valuation model. For options granted before January 1, 2006, we amortize the fair value on an accelerated basis. For options granted on or after January 1, 2006, we amortize the fair value on a straight-line basis over the requisite service periods of the awards. For restricted stock awards, the fair value is calculated as the market price on date of grant and we amortize the fair value on a straight-line basis over the requisite service period of the award. We used the following assumptions to estimate the fair value of options granted and shares purchased under our ESPP for the twelve months ended December 31, 2007, 2006 and 2005, respectively:

	Year Ended December 31,
	2007	2006	2005
Stock Options:
Average expected terms (years)	3.0	3.0	3.0
Weighted-average volatility	78.0%	83.0%	85.0%
Risk-free interest rate	4.5%	4.8%	3.9%
Dividend yield	0%	0%	0%

	Year Ended December 31,
	2007	2006	2005
ESPP:
Average expected terms (years)	0.25	0.25	0.25
Weighted-average volatility	45.5%	56.5%	48.8%
Risk-free interest rate	4.7%	4.6%	3.2%
Dividend yield	0%	0%	0%
     The expected term of options granted represents the period of time that they are expected to be outstanding. We estimate the expected term of options granted based on historical exercise patterns, which we believe are representative of future behavior. We estimate the volatility of our common stock at the date of grant based on historical volatility. Our decision to use historical volatility instead of implied volatility was based upon analyzing historical data along with the lack of availability of history of actively traded options on our common stock. We base the risk-free interest rate on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with equivalent remaining terms. We have never paid cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero. We use historical data to estimate pre-vesting option forfeitures and record share-based compensation expense only for those awards that are expected to vest. For purposes of calculating pro forma information under SFAS No. 123 for periods prior to 2006, we accounted for forfeitures as they occurred.
Share-Based Compensation Expense and Stock Award Activity
     For the year ended December 31, 2007, we recorded $16.0 million in share-based compensation expense, which includes $9.7 million for stock options, $5.6 million for restricted stock awards, and $704,000 for our ESPP. The total fair value of stock options and restricted stock awards vested during the year ended December 31, 2007 was $14.8 million and $2.6 million, respectively. As of December 31, 2007, total unrecognized compensation cost related to non-vested stock options and restricted stock awards was $16.1 million and $12.3 million, respectively, which is expected to be recognized over the remaining weighted-average vesting periods of

2.4 years for stock options and 2.9 years for restricted stock awards. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.
     A summary of stock option activity under all stock plans during the year ended December 31, 2007 is as follows:

			Weighted
			Average
		Weighted	Remaining
	Stock	Average Exercise	Contractual	Aggregate
	Options	Price per Share	Life (Years)	Intrinsic Value
Outstanding at December 31, 2006	15,860,552	$8.52	6.6	$11,608,819
Granted	939,950	8.09	9.2	—
Exercised	(1,537,635)	4.87	—	5,907,260
Cancelled/forfeited/expired	(2,273,672)	8.10	—	—

Outstanding at December 31, 2007	12,989,195	8.99	5.8	23,309,898

Shares vested and expected to vest	12,555,014	9.29	6.2	21,590,221
Exercisable at December 31, 2007	9,196,862	$9.47	4.9	$14,979,182
     We define in-the-money options at December 31, 2007 as options that had exercise prices that were lower than the $9.60 market price of our common stock at that date. The aggregate intrinsic value of options outstanding at December 31, 2007 is calculated as the difference between the exercise price of the underlying options and the market price of our common stock for the 7.8 million shares that were in-the-money at that date. There were 5.0 million in-the-money options exercisable at December 31, 2007.
     We received $7.6 million in cash from option exercises under all share-based payment arrangements for the year ended December 31, 2007. All shares issued upon share option exercise are new shares under all of our compensation plans.
     A summary of restricted stock award activity under all stock plans during the year ended December 31, 2007 is a follows:

	Restricted	Weighted
	Stock	Average Fair
	Awards/Units	Value
Non-vested at December 31, 2006	373,000	$9.80
Granted	1,827,691	8.62
Vested	(282,969)	9.30
Cancelled/forfeited/expired	(216,700)	8.07

Non-vested at December 31, 2007	1,701,022	$8.83

Comparable Disclosure
     Prior to January 1, 2006, we accounted for our share-based compensation plans under the recognition and measurement provisions of APB Opinion No. 25 and related Interpretations. No share-based employee compensation cost is reflected in the condensed consolidated statements of operations for the years ended December 31, 2005, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and net income per share if we had applied the fair value recognition provisions of SFAS No. 123 to share-based employee compensation prior to January 1, 2006 (in thousands, except per share amounts):

Year Ended
December 31, 2005
Net income, as reported	$21,374
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,454)

Pro forma net income	$10,920

Net income per share:
Basic — as reported	$0.59

Basic — pro forma	$0.30

Diluted — as reported	$0.57

Diluted — pro forma	$0.29

11. Defined Contribution Plans
     We have a voluntary defined contribution plan under Section 401(k) of the Internal Revenue Code that covers substantially all U.S. employees. Through 2007 the 401(k) plan provided for a discretionary employer matching contribution that was paid quarterly. The employer matching contribution will also be made quarterly in 2008 at the discretion of management. Employer contributions made to the 401(k) plan were $1.4 million during 2007, $401,000 during 2006, and $274,000 during 2005.

12.	Income Taxes
     For financial reporting purposes, (loss) income before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2007	2006	2005
(Loss)/income before income taxes
U.S.	$(36,425)	$(19,747)	$21,425
Non U.S. subsidiaries	6,671	1,854	557

Total (loss)/income before income taxes	$(29,754)	$(17,893)	$21,982

     During 2007, we recorded income tax expense of $5.3 million. Of this $5.3 million income tax expense, $397,000 is a cash tax expense related to domestic taxes and $1.7 million of foreign income taxes due. The remaining tax expense is all non-cash expense. The significant components of the non-cash portion are $245,000 related to an increase to the FIN 48 tax interest and penalties that would impact the effective tax rate, $879,000 related to the release of valuation allowance on our foreign deferred tax assets, in which the benefit was recorded to goodwill and $2.0 million related to indefinite lived intangibles. This is compared with $9.5 million of income tax expense recorded in 2006 which consisted of $8.5 million non-cash expense related to a net tax valuation allowance recorded on our net deferred tax assets and the remainder related to current income tax.
     Federal alternative minimum tax was provided on the portion of our alternative minimum taxable income which could not be entirely offset by the available alternative tax net operating loss deduction carryforward. Current tax law provides that part or all of the amount of the alternative minimum tax paid can be carried forward indefinitely and credited against federal regular tax in future tax years to the extent the regular tax liability exceeds the alternative minimum tax in those years. For 2007, the reversal of $879,000 of the tax valuation allowance related to acquired net operating losses was recorded as a decrease to goodwill in the balance sheet and not as a benefit to tax expense in the income statement. This is compared to $3.1 million recorded in 2006.
     The components for the provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Current income tax expense:
U.S.	$217	$465	$349
States (U.S.)	140	212	58
Non U.S. subsidiaries	1,744	644	201
Deferred income tax expense:
U.S.	2,001	7,459	—
States (U.S.)	131	725	—
Non U.S. subsidiaries	1,069	—	—

Total income tax expense	$5,302	$9,505	$608

     A reconciliation of our provision for income taxes to the statutory tax rate based upon pretax (loss)/income was as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Income taxes at U.S. statutory rate	$(10,414)	$(6,262)	$7,739
State taxes, net of federal benefit	(431)	(137)	734
Non U.S. tax rate differential	(637)	(310)	6
Change in valuation allowance	10,222	12,870	(10,543)
Change in deferred tax rate	131	—	3,066
Change in tax credit carryforwards	—	—	(360)
Stock-based compensation	2,137	2,257	—
Imputed income	—	623	—
FIN 48	1,384	—	—
Change in indefinite lived intangibles	1,989	—	—
Other	921	464	(34)

Total income tax expense	$5,302	$9,505	$608

     Deferred income tax assets and liabilities result from temporary differences between the carrying values of assets and liabilities for financial statement and income tax purposes. Significant components of our net deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2007	2006	2005
Deferred tax assets:
Accrued liabilities	$610	$1,104	$538
Payroll liabilities	939	638	363
Tax assets over book assets	573	3,956	—
Tax over book amortization	2,004	1,861	(864)
Book over tax depreciation	—	—	619
Deferred revenue	15,492	4,164	2,034
Stock compensation	4,749	1,188	—
Income tax credits	625	1,095	838
Net operating loss carryforward	65,541	110,603	68,236

Total deferred tax assets before valuation allowance	90,533	124,609	71,764
Less valuation allowance	(72,779)	(100,225)	(68,160)

Net deferred tax assets after valuation allowance	17,754	24,384	3,604
Deferred tax liabilities:
Acquired indefinite lived intangibles	8,729	7,672	—
Acquired definite lived intangibles	15,688	22,724	—
Other deferred tax liabilities	914	1,660	—

Total deferred tax liabilities	25,331	32,056	—

Net deferred tax (liabilities)/assets	$(7,577)	$(7,672)	$3,604
     In accordance with SFAS No. 109, we have assessed the likelihood that the net deferred tax assets will be realized. SFAS No. 109, “Accounting for Income Taxes,” requires the consideration of a valuation allowance in all circumstances, if the conclusion is not more likely than not a valuation allowance is required. We have recorded a deferred tax liability on our balance sheet for indefinite lived intangible assets that are not deductible for tax purposes and therefore cannot be used to realize additional reversing deferred tax assets. We also have a deferred tax asset that is able to be recognized on the FIN 48 liabilities that are recorded. In accordance with SFAS No. 109, our remaining noncurrent deferred tax liabilities are netted with our noncurrent deferred tax assets and are presented as a single amount in our consolidated balance sheet. We have determined that primarily all of our net deferred tax assets are not more likely than not to be realized, and as such a full valuation allowance has been placed on this amount.
     We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109” on January 1, 2007. FIN 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. At the adoption date, January 1, 2007, we did not have a material liability under FIN 48 for unrecognized tax benefits. Since adoption, we have recognized approximately a $1.4 million increase in the liability for unrecognized tax benefits, $245,000 of which, if recognized, would impact the effective tax rate. We have $1.1 million of uncertain tax benefits which, if recognized, would be offset by an increase in the valuation allowance on net operating losses thus have no impact on the effective tax rate. Also, in accordance with FIN 48, we have recognized $30,000 in interest expense and $31,000 in penalties, as income tax expense for the year ended December 31, 2007.
     A reconciliation of the change in the unrecognized tax benefits balance from January 1, 2007 to December 31, 2007 is as follows (in thousands):

Unrecognized tax benefits — Opening Balance	$—
Gross increases — tax positions in prior period	1,171
Gross decreases — tax positions in prior period	—
Gross increases — current-period tax positions	188
Settlements	(35)
Lapse of statute of limitations	—

Unrecognized tax benefits — Ending Balance	$1,324

     Our company is subject to U.S. Federal income tax as well as state income tax in multiple jurisdictions. Generally, tax years from 2004 through the present remain open under the statute of limitations. However, due to net operating loss (NOL) carryforwards from prior periods, the Internal Revenue Service (IRS) could potentially review the losses related to NOL-generating years back to

1989. Our company is also subject to income tax in several foreign jurisdictions which have open tax years varying by jurisdiction back to 2001. We do not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.
     Worldwide net operating loss carryforwards totaled approximately $357.1 million at December 31, 2007, comprised of $344.1 million domestic NOL carryforwards and $13.0 million of international NOL carryforwards. These carryforwards are available to offset taxable income through 2027 and will start to expire in 2011. Of these carryforwards, $107.9 million relates to acquired CyberGuard net operating losses, $63.7 million relates to acquired N2H2 net operating losses, and $20.2 million relates to acquired CipherTrust net operating losses. Utilization of state carryforrwards may differ in some states due to the methodologies used by the various jurisdictions. We have provided a complete valuation allowance on primarily all of these acquired losses, and upon release of the valuation allowance, a portion of the benefit will go to the balance sheet to reduce goodwill instead of a benefit to the income tax provision. With the adoption of SFAS No. 141(R) in 2009, the recognition of changes in the acquirer’s income tax valuation allowance resulting from business combinations will be recorded as adjustments to income tax expense. As of December 31, 2007 we have deducted $62.1 million related to stock option exercises. The tax benefit from these stock option exercises will be recorded as an increase to additional paid-in capital upon utilization of the net operating losses.
     No provision has been made for U.S. federal income taxes on certain cumulative undistributed earnings of non U.S. subsidiaries as we intend to indefinitely reinvest these earnings in the non U.S. subsidiaries or the earnings may be remitted substantially tax-free. The total cumulative undistributed earnings of certain of our non U.S. subsidiaries that would be subject to federal income tax if remitted under existing law has not been determined as of December 31, 2007. Determination of the unrecognized deferred tax liability related to these earnings is not practicable because of the complexities with its hypothetical calculation. Upon distribution of these earnings, we may be subject to U.S. taxes and withholding taxes payable to various foreign governments.
13.	Contingencies
     On June 5, 2006, Finjan Software, Ltd. filed a complaint entitled Finjan Software, Ltd. v. Secure Computing Corporation in the United States District Court for the District of Delaware against Secure Computing Corporation, CyberGuard Corporation, and Webwasher AG. The complaint alleged that Secure Computing and its named subsidiaries infringe U.S. Patent No. 6,092,194 (“‘194 Patent”) based on the manufacture, use, and sale of the Webwasher Secure Content Management suite, CyberGuard TSP, and IronMail. On April 10, 2007, Finjan amended its Complaint to allege that Secure Computing and its named subsidiaries infringe U.S. Patent No. 6,804,780 (“‘780 Patent”) and U.S. Patent No. 7,058,822 (“‘822 Patent”) based on the manufacture, use, and sale of the Webwasher Secure Content Management suite. Secure Computing denies infringing any valid claims of the ‘194 Patent, the ‘780 Patent, or the ‘822 Patent. The answer and counterclaims to Finjan’s amended complaint was filed on April 20, 2007. In its counterclaims, Secure Computing alleges that Finjan infringes two Secure Computing patents—U.S. Patent No. 6,357,010 and U.S. Patent No. 7,185,361. Discovery is complete and trial is set to begin on March 3, 2008.
     On May 4, 2007, Secure Computing filed a complaint in the United States District Court for the district of Minnesota against Finjan Software Ltd. and Finjan Software, Inc. In its complaint, Secure Computing asserts that Finjan’s load-balancing security solutions, including but not limited to Finjan’s Vital Security Load Balancer NG-5300, infringe U.S. Patent No. 7,171,681. On May 24, 2007, Secure Computing filed an amended complaint adding additional claims that Finjan is in violation of §43(a) of the Lanham Act, the Minnesota Deceptive Trade Practices Act, and Minnesota’s common law, for unfair competition and false advertising. The complaint seeks, among other things, unspecified monetary damages arising from Finjan’s unauthorized use of Secure Computing’s patented technology and for Finjan’s continued and willful false and/or misleading statements in advertising. Finjan has counterclaimed, asserting that Secure Computing has breached a Smartfilter OEM Agreement, and that Secure Computing is in violation of §43(a) of the Lanham Act, the Delaware Deceptive Trade Practices Act, and Delaware’s common law, for unfair competition and false advertising. Secure Computing denies the allegations made in Finjan’s counterclaims. The matter has been transferred to the United States District Court for the district of Delaware. Discovery has not yet commenced.
     On January 19, 2007, Rosenbaum Capital, LLC. filed a putative securities class action complaint in the United States District Court for the Northern District of California against Secure Computing and certain directors and officers of the company. The alleged plaintiff class includes persons who acquired our stock between May 4, 2006 through July 11, 2006. The complaint alleges generally that defendants made false and misleading statements about our business condition and prospects for the fiscal quarter ended June 30, 2006, in violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. The complaint seeks unspecified monetary damages. After plaintiff filed an amended complaint on July 2, 2007, the defendants filed motions to dismiss. Those motions are fully briefed, and the parties are awaiting a decision. To the extent plaintiff is found to have stated a valid legal claim, which defendants dispute, we believe that our public statements during the class period were timely and accurate; and the defendants intend to defend the claims vigorously.
     On September 21, 2007, Diane Josifovich filed a complaint against Secure Computing in the Superior Court of New Jersey, Somerset County. The complaint alleges that Secure Computing breached its contract with Ms. Josifovich with respect to payment for commission sales. Related to this allegation, the complaint also alleges claims of promissory estoppel, equitable estoppel, misrepresentation, and breach of the covenant of good faith and fair dealing. The complaint also alleges that Secure Computing retaliated against Ms. Josifovich and created a hostile work environment on the basis of Ms. Josifovich’s gender. The complaint seeks unspecified monetary damages. In February 2008, the plaintiff amended her complaint to add a claim that she was allegedly retaliated against by being placed on a performance improvement plan and terminated. This matter is pending.
     We intend to vigorously defend all claims against us.
     From time to time we may be engaged in certain other legal proceedings and claims arising in the ordinary course of our business. The ultimate liabilities, if any, which may result from these or other pending or threatened legal actions against us cannot be determined at this time. However, in the opinion of management, the facts known at the present time do not indicate that such litigation will have a material effect on our consolidated financial position or results of operation.
14.	Net (Loss)/Income Per Share
     The following table represents the calculation of basic and diluted net (loss)/income per share (in thousands, except per share amounts):

	Year Ended December 31,
	2007	2006	2005
Net (loss)/income applicable to common stockholders	$(38,779)	$(43,551)	$21,374
Shares used in computing basic net (loss)/income per share	66,063	57,010	36,338
Outstanding dilutive stock options	—	—	1,371

Shares used in computing diluted net (loss)/income per share	66,063	57,010	37,709

Basic net (loss)/income per share	$(0.59)	$(0.76)	$0.59
Diluted net (loss)/income per share	$(0.59)	$(0.76)	$0.57
     All potential common share equivalents for the year ended December 31, 2007 and 2006 were excluded from the computation of diluted earnings per share as inclusion of these shares would have been anti-dilutive. Additionally, 6.1 million and 5.6 million shares of common stock as if our preferred stock was converted, were excluded from the effect of dilutive securities for the year ended December 31, 2007 and 2006, respectively, because we reported a net loss for these periods. Potential common shares of 2.6 million related to our outstanding stock options were excluded from the computation of diluted earnings per share for 2005, as inclusion of these shares would have been anti-dilutive.
15.	Segment Information
     We view our operations and manage our business as one segment called enterprise security solutions. Major foreign markets for our products and services include Europe, Japan, China, the Pacific Rim, the Middle East, Australia and Latin America. In each market, we have independent channel partners who are responsible for marketing, selling and supporting our products and services to resellers and end-users within their defined territories. International sales accounted for 36%, 39% and 38% of total revenue for the years 2007, 2006 and 2005, respectively.
     The following table summarizes our domestic and international revenues (in thousands):

	Year Ended December 31,
	2007	2006	2005
Revenues:
Domestic	$152,901	$108,547	$67,689
International	85,004	68,150	41,486

Total	$237,905	$176,697	$109,175

     No customer accounted for more than 10% of our total revenue in 2007, 2006 or 2005.
16.	Related Party Transaction
     In February 2005, we made a strategic investment in a privately-held technology company of $2.7 million. In July 2007, we made an additional $500,000 investment. As a result of this $3.2 million investment, we have a 15% ownership stake in this company. This investment is reported in the other assets line on our Condensed Consolidated Balance Sheets and is evaluated for impairment quarterly.
     Two of our board members, one of whom is a board member of the investee, are individual investors of the investee. Due to their involvement with the investee, these two board members recused themselves from our decisions to make the investments.

17.	Summarized Quarterly Financial Information (unaudited)

	Quarter Ended
	(in thousands, except per share data)
	March 31,	June 30,	September 30,	December 31,
2007
Revenue	$53,772	$57,648	$60,018	$66,467
Gross profit	37,670	40,593	43,058	46,612
Operating loss	(7,892)	(6,617)	(4,863)	(3,582)
Net loss	(10,575)	(10,948)	(10,052)	(3,481)
Net loss applicable to common shareholders	(11,489)	(11,872)	(10,995)	(4,423)
Basic and diluted loss per share	$(0.18)	$(0.18)	$(0.17)	$(0.07)
2006
Revenue	$42,617	$38,746	$43,748	$51,586
Gross profit	30,685	28,822	31,963	36,069
Operating income/(loss) (1)	769	(2,710)	(6,347)	(9,485)
Net income/(loss) (2)	657	6,659	(7,291)	(27,423)
Net (loss)/income applicable to common shareholders	(12,759)	5,722	(8,194)	(28,320)
Basic and diluted (loss)/income per share	$(0.25)	$0.11	$(0.14)	$(0.44)

(1)	Operating loss for the quarter ended June 30, 2006 was negatively impacted by the reduction in revenue recognized in that quarter. For the quarters ended September 30, 2006 and December 31, 2006, operating loss was impacted by the acquisition of CipherTrust. Because we are unable to establish VSOE of fair value on the CipherTrust product line revenues, the majority of the revenue from those product lines has been deferred, while the operating expenses continue to be recognized in the current periods, resulting in a net operating loss impact.

(2)	Net income for the quarter ended June 30, 2006 included the impact of benefiting from the reversal of $7.3 million of valuation allowance that had been established against our deferred tax assets. Net loss for the quarter ended December 31, 2006 included a net $15.5 million tax expense due to being unable to benefit from the initial release of valuation allowance on utilized acquired net operating losses and an increase in the valuation allowance established against our deferred tax assets.